Exhibit 99.5

FOURTH AMENDMENT

OF

UNITEDHEALTH GROUP

401(k) SAVINGS PLAN

(2010 Restatement)

THIS AMENDMENT, made and entered into as of February 27, 2012, by UNITEDHEALTH GROUP INCORPORATED, a Minnesota corporation (the “Principal Sponsor”);

WHEREAS, The Principal Sponsor has heretofore established and maintains an earnings reduction profit sharing plan (the “Plan”) which is embodied in a document dated January 27, 2010, and entitled “UNITEDHEALTH GROUP 401(k) SAVINGS PLAN (2010 Restatement),” (hereinafter referred to as the “401(k) Plan Statement”);

WHEREAS, The Principal Sponsor has delegated to its Executive Vice President, Human Capital, the power to amend the 401(k) Plan Statement; and

WHEREAS, the Plan Sponsor has determined that it is desirable to amend the 401(k) Plan Statement to convert the UnitedHealth Group Stock Fund investment option into an “employee stock ownership plan” and to meet the requirements of Section 404(k) of the Internal Revenue Code of 1986 in order to enable the Principal Sponsor to deduct dividends paid on its shares of common stock held by the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended in the following respects:

1. AMENDMENT TO DEFINITION OF EMPLOYER SECURITIES. Effective as of March 1, 2012, Section 1.1.17 of the 401(k) Plan Statement is amended by the addition of the following sentence at the end thereof:

The common stock of the Principal constitutes “employer securities” as that term is defined in section 409(l) of the Code.

2. AMENDMENT TO UNITEDHEALTH GROUP STOCK FUND PROVISIONS. Effective as of March 1, 2012, Section 4.2.1 of the 401(k) Plan Statement is amended by adding the following sentences at the end thereof:

Effective March 1, 2012, the portion of the Plan invested in the UnitedHealth Group Stock Fund (hereinafter sometimes referred to as the “ESOP”) shall be designated as an employee stock ownership plan within the meaning of section 4975(e)(7) of the Code and section 407(d)(6) of ERISA. The ESOP is intended to be a stock bonus plan that is designed to invest exclusively in qualifying Employer Securities (except to the extent that liquidity is determined by the Committee to be required to effect purchases, sales, distributions and other transactions), without regard to (i) the diversification of assets, (ii) the risk profile of the Employer Securities, (iii) the amount of income provided by the Employer Securities, or (iv) the fluctuation in the fair market value of the Employer Securities, unless the Committee, in its sole discretion, determines that there is a serious concern regarding the Principal Sponsor’s short-term viability as a going concern.

3. AMENDMENT TO ACCOUNTING AND DIVIDENDS PROVISIONS. Effective as of March 1, 2012, Section 4.2.2 of the 401(k) Plan Statement is amended by deletion of the last sentence of Section 4.2.2 and by the substitution of the following new sentences:

Cash dividends with a record date prior to March 1, 2012 paid on Employer Securities held in the Plan will be reinvested in Employer Securities (and will not be passed through to Participants or Beneficiaries). Cash dividends with a record date on or after March 1, 2012 paid on Employer Securities held in the Plan will be reinvested in Employer Securities or passed through or paid to Participants, Beneficiaries or Alternate Payees in accordance with Section 4.2.6.

4. AMENDMENT TO DIVERSIFICATION ELECTION PROVISIONS. Effective as of March 1, 2012, Section 4.2.3 of the 401(k) Plan Statement is amended by adding the following sentence at the end thereof:

It is the intent of the Principal Sponsor that this Section 4.2.3 shall satisfy the diversification requirements of sections 401(a)(28)(B) and 401(a)(35) of the Code.

5. AMENDMENT TO PLAN PROVISIONS RELATING TO INVESTMENT IN EMPLOYER SECURITIES. Effective as of March 1, 2012, Section 4.2 of the 401(k) Plan Statement is amended by the addition of the following new Sections 4.2.6 and 4.2.7:

4.2.6 Dividends Paid on UnitedHealth Group Stock. At the election of Participants and Beneficiaries, any cash dividend paid with respect to Employer Securities held in the UnitedHealth Group Stock Fund credited to such Participants and Beneficiaries as of the record date of such dividend payment will be paid (i) to the Trustee and reinvested in the UnitedHealth Group Stock Fund, (ii) in cash paid directly to such Participants or Beneficiaries, or (iii) to the Trustee and distributed in cash within 90 days following the close of the Plan Year. A Participant or Beneficiary shall be deemed to elect to have the cash dividends automatically reinvested in the UnitedHealth Group Stock Fund, unless the Participant or Beneficiary has made a timely election to have all of the cash dividends paid to the Participant or Beneficiary. Any cash dividend paid with respect to Employer Securities that is not held in the UnitedHealth Group Stock Fund as of the record date of such dividend payment, or is otherwise not subject to the election described in this Section 4.2.6, shall be invested in Employer Securities, or otherwise held, applied or invested, in the manner provided elsewhere in the Plan. All dividends that are subject to the election described in this Section 4.2.6 shall be fully vested.

The Committee shall provide notice to each Participant and each Beneficiary that sets forth the right of such person to elect to receive the cash dividend in cash and the procedures for making such election. Such notice shall be provided to new Participants or Beneficiaries within a reasonable period of time commencing either before or after the person becomes a Participant or Beneficiary, but in no event later than a dividend payment date with respect to those dividends, and for current Participants and Beneficiaries within a reasonable period of time after the adoption of this Section. Once made, the election by a Participant or a Beneficiary will continue from year to year until changed by the Participant or Beneficiary in accordance with procedures established by the Committee. A Participant or Beneficiary will have a reasonable opportunity to change his or her election at least annually. Any election shall be made in accordance with procedures established by the Committee and shall become irrevocable no later than the dividend record date. If there is a change in the terms of the Plan governing the manner in which dividends are paid or distributed to Participants, then the Committee shall notify Participants and Beneficiaries of the new terms, and Participants and Beneficiaries must be given a reasonable opportunity to make new elections under the new terms before the date on which the first dividend subject to the new terms or conditions is paid or distributed.

The Committee shall establish uniform and nondiscriminatory rules and procedures to implement this dividend deduction feature, including, without limitation, rules and procedures relating to the timing and form of notices and elections, establishing a minimum dollar amount or share threshold to which the election shall apply or limiting the election to fully vested account balances.

This Section is intended to satisfy the requirements of section 404(k) of the Code and the application of the provisions of this Section is conditioned upon such dividends constituting “applicable dividends” as that term is used in section 404(k)(2)(A)(iii) of the Code and qualifying for a deduction for a taxable year of the Principal Sponsor in the amount of the dividends that are subject to the election by Participants and Beneficiaries pursuant to this Section. For purposes of this Section 4.2.6, the term “Participants” shall include Alternate Payees.

4.2.7 Special Provisions Applicable to the ESOP. Notwithstanding the provisions of the Plan to the contrary, the following additional provisions apply with respect to the ESOP:

(a)	Time and Form of Distribution. A Participant or Beneficiary shall have the right to request a distribution of the Participant’s Vested Total Account under the ESOP not later than one year after the close of the Plan Year in which the Participant separates from service or death, as applicable. A Participant or Beneficiary shall have the right to request a distribution in any form permitted by Section 7.1.3. In all events, unless the Participant elects otherwise, distribution of an ESOP Account balance shall be made over a period not longer than the greater of five years, or in the case of a Participant with an account balance in the ESOP in excess of $1,015,000, as adjusted, five years plus one additional year (but not more than five additional years) for each $200,000 or fraction thereof by which such balance exceeds $1,015,000, as adjusted.

(b)	Right to Request Distribution of Employer Securities. In connection with a distribution of a Participant’s account, the Participant (or, if applicable, the Participant’s Beneficiary or an Alternate Payee) shall be entitled to request a distribution of the number of allocable shares of Employer Securities attributable to his or her Vested Total Account under the ESOP in accordance with the provisions of Section 7.5.5.

(c)	Put Option. In accordance with sections 409(h)(4), (5) and (6) of the Code, if the Employer Securities cease to be readily tradable on an established market, then any Participant or Beneficiary who otherwise is entitled to a distribution from the Plan shall have the right (hereinafter referred to as the “Put Option”) to require that the Principal Sponsor repurchase the Employer Securities under a fair valuation formula. The Put Option shall be exercisable only during the 60-day period immediately following the date of distribution, and if the Put Option is not exercised within such 60-day period, it can be exercised for an additional 60 days in the following Plan Year. The amount paid for the Employer Securities pursuant to the exercise of a Put Option as part of a total distribution shall be paid in a lump sum or in substantially equal periodic payments (not less frequently than annually) over a period beginning not later than 30 days after the request for total distribution is made and not exceeding five years. The Principal Sponsor shall provide adequate security and pay reasonable interest on any unpaid balance due as a result of the exercise of the Put Option.

(d)	Voting and Tender. Each Participant and Beneficiary shall have the right to vote or tender, or direct the voting or tender, of the number of allocable shares of Employer Securities held in the ESOP with respect to such Participant or Beneficiary in accordance with Section 4.2.4 or Section 4.2.5, as applicable.

(e)	No Put, Call or Similar Arrangement. Except as otherwise provided in paragraph (b) above, no shares of Employer Securities held in the ESOP or distributed from the Trust that were acquired with an exempt loan may be subject to a put, call, or other option or to a buy-sell or similar arrangement. The provisions of this paragraph shall continue to apply to Employer Securities even if the UnitedHealth Group Stock Fund ceases to be an employee stock ownership plan within the meaning of section 4975(e)(7) of the Code.

6. SAVINGS CLAUSE. Save and except as hereinabove expressly amended, the 401(k) Plan Statement shall continue in full force and effect.